CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment # 622 to the Registration Statement on Form N-1A of the Professionally Managed Portfolios and to the use of our reports dated January 28, 2015 on the financial statements and financial highlights of McKinley Diversified Income and McKinley Non-U.S. Core Growth Fund, a series of Professionally Managed Portfolios. Such financial statements and financial highlights appear in the 2014 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
March 27, 2015